Exhibit 99.3

May 16, 2012

Board of Directors

Solutia Inc.

575 Maryville Centre Drive

PO Box 66760

St. Louis, Missouri

Re:     Amendment No. 2 to the Registration Statement on Form S-4 of Eastman Chemical Company

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 26, 2012, to the Board of Directors of Solutia Inc. as Annex C to, and to the references thereto under the headings “Summary – Opinions of Financial Advisors”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger”, “The Merger – Opinions of Financial Advisors – Moelis”, and “The Merger – Opinions of Financial Advisors – Summary of Material Financial Analyses Contained in Joint Presentation” in, the joint proxy statement/prospectus relating to the proposed merger involving Solutia Inc., which proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Eastman Chemical Company. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC